FORM OF EXHIBIT 8.1
TAX OPINION OF MORRISON & FOERSTER LLP

_________, 2002

MindArrow Systems, Inc.
2120 Main Street, Suite 200
Huntington Beach, California 92648

Ladies and Gentlemen:

         We have acted as counsel to MindArrow Systems, Inc., a Delaware corporation (“Company”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”) dated as of July 12, 2002, among Company, MindArrow Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Company (“Merger Sub”), and Category 5 Technologies, Inc., a Nevada corporation (“Category 5”). Pursuant to the Agreement, Category 5 will merge with and into Merger Sub, with Merger Sub surviving (the “Merger”). The Merger is described in the Registration Statement of Company on Form S-4, as amended (the “Registration Statement”) filed on August 27, 2002 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes the joint proxy statement and prospectus of Company and Category 5 (the “Proxy Statement/Prospectus”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

         In that connection, we have reviewed the Agreement, the Registration Statement and such other materials as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the Agreement, without waiver or modification of the material terms and conditions thereof and (ii) the truth and accuracy, on the date of the Agreement and on the date hereof, of the representations and warranties made by Company, Merger Sub and Category 5 in the Agreement.

         Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

         Based upon and subject to the foregoing, it is our opinion that the discussion contained in the Registration Statement under the caption “Proposal No.1: The Merger—Material Federal Income Tax Consequences,” to the extent that it pertains to matters of law or legal conclusions, subject to the assumptions, limitations and qualifications described therein, is correct in all material respects.

         This opinion is being furnished in connection with the Registration Statement. We hereby consent to the use of our name under the caption “Legal Matters” in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,